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                                                                      EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Numbers 333-92483, 333-91829, 333-91743, 333-87069, 333-86289, 333-76077, 333-45446 and 333-11313), on Form S-4
(Registration Numbers 333-72397 and 333-84781) and on Form S-3 (Registration Numbers 333-44532, 333-59884 and 333-81137) of Nabors Industries, Inc. of our report dated January 23, 2002, except for Note 16, as to which the date is March 18, 2002, relating to the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated January 23, 2002 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Houston, Texas
March 18, 2002